Exhibit 16.1

June 28, 2010

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Measurement Specialties, Inc. and subsidiaries, and under the date of June 9, 2010, we reported on the consolidated financial statements of Measurement Specialties, Inc. as of and for the years ended March 31, 2010 and 2009, and the effectiveness of internal control over financial reporting as of March 31, 2010.  On June 22, 2010, we were dismissed. We have read Measurement Specialties, Inc.'s statements included under Item 4.01 of its Form 8-K dated June 28, 2010, and we agree with such statements, except that we are not in a position to agree or disagree with Measurement Specialties, Inc.’s statements relating to the reason for changing principal accountants, that the change was approved by the audit committee of the board of directors, or that Ernst & Young LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Measurement Specialties, Inc.’s consolidated financial statements or the effectiveness of internal control over financial reporting.

Very truly yours,

/s/ KPMG LLP